                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                             -----------------------


                                    FORM 8-K


              Current Report Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 7, 2000


                               EMULEX CORPORATION
             (Exact name of registrant as specified in its charter)


           Delaware                       000-11007                       51-0300558
-------------------------------    ------------------------    ---------------------------------
(State or other jurisdiction of    (Commission File Number)    (IRS Employer Identification No.)
        incorporation)



                              3535 Harbor Boulevard
                          Costa Mesa, California 92626
          (Address of principal executive offices, including zip code)



Registrant's telephone number, including area code:  (714) 662-5600

ITEM 5. OTHER EVENTS.

        On December 7, 2000, Emulex Corporation, a Delaware corporation ("Emulex") announced that it entered into an Agreement and Plan of Merger, dated as of December 7, 2000 (the "Merger Agreement"), by and between Emulex and Giganet, Inc., a Massachusetts corporation ("Giganet"), pursuant to which a wholly-owned subsidiary of Emulex will merge with and into Giganet, with Giganet surviving as a wholly-owned subsidiary of Emulex (the "Merger").

        As more specifically set forth in the Merger Agreement, each issued and outstanding share of Giganet's common stock, par value $.0025 per share, (the "Giganet Common Stock"), and each issued and outstanding share of preferred stock of Giganet (collectively, the "Giganet Preferred Stock") will be converted into shares of common stock of Emulex. In addition, each outstanding option to acquire shares of Giganet Common Stock shall become an option to acquire the number of shares of Emulex common stock calculated based on the same conversion ratio applicable to the Giganet Common Stock.

        An aggregate of 8,000,000 shares of Emulex common stock (after giving effect to Emulex's December 2000 2-for-1 stock split) will be issued or issuable to former stockholders and option holders of Giganet in connection with the Merger. It is a condition to closing, waivable by Giganet in its discretion, that the average closing price of Emulex common stock over the 15 trading days beginning three days prior to the closing of the Merger equal or exceed $50.00 per share (after giving effect to Emulex's December 2000 2-for-1 stock split) so that the total transaction value equals or exceeds $400 million; provided, however, that Emulex shall have the right to pay cash and/or increase the number of its shares issued in connection with the Merger in order to satisfy the condition, subject to the requirement that the Merger satisfy the restrictions necessary to qualify as a tax-free reorganization.

        The Merger is expected to be treated as a tax-free reorganization for federal income tax purposes and to be accounted for using the purchase method of accounting. The Merger is subject to certain regulatory approvals and approval by the stockholders of Giganet of the Merger Agreement. A copy of the Merger Agreement is attached hereto as Exhibit 2.1.

        In connection with the execution of the Merger Agreement, stockholders of Giganet holding approximately 67% of the total as-converted voting shares of Giganet entered into a form of Voting Agreement (the "Voting Agreement") with Emulex, pursuant to which such stockholders agreed to vote their shares of Giganet Common Stock in favor of the approval of the Merger Agreement.

        The foregoing description of the Merger does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is incorporated herein by reference.

ITEM 7. EXHIBITS.

             Exhibit No.       Description
             -----------       -----------
             2.1               Agreement and Plan of Merger, dated as of
                               December 7, 2000, by and among Emulex
                               Corporation, GEMX Network Sub, Inc., Giganet and
                               David Follett.

                                    SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       EMULEX CORPORATION
                                       (Registrant)


Date: December 21, 2000                By:  /s/ PAUL FOLINO
                                           -------------------------------------
                                              Paul Folino,
                                                     Chief Executive Officer and
                                                     Director

                                  EXHIBIT INDEX


             Exhibit No.       Description
             -----------       -----------
             2.1               Agreement and Plan of Merger, dated as of
                               December 7, 2000, by and among Emulex
                               Corporation, GEMX Network Sub, Inc., Giganet and
                               David Follett.